Exhibit 99.1

Chaparral Energy Provides Operations Update, 2017

Year-End Reserves and 2018 Guidance

Oklahoma City, February 22, 2018 — Chaparral Energy, Inc. (OTCQB: CHPE) today announced preliminary operational results, recent key highlights and 2017 year-end reserves, as well as its initial 2018 guidance estimates. Highlights include:

•	Produced 21 thousand barrels of oil equivalent per day (MBoe/d) for the fourth quarter of 2017, of which 68 percent was liquids

•	Adjusted to exclude production from assets sold in the fourth quarter of 2017, production was approximately 18 MBoe/d, of which 62 percent was liquids

•	Grew STACK production by 39 percent during the fourth quarter of 2017 compared to the fourth quarter of 2016 to approximately 10.4 MBoe/d

•	Increased year-end 2017 proved reserves to 76.3 million barrels of oil equivalent (MMBoe), up 36 percent compared to year-end 2016 proved reserves adjusted for 2017 divestitures

•	STACK proved reserves increased 18.2 MMBoe or approximately 58 percent compared to year-end 2016 proved reserves

•	Replaced 251 percent of estimated 2017 production

•	Estimated production guidance for 2018 of 17 to 18 MBoe/d, net of planned non-core asset sales

•	Estimated STACK-only production guidance of 11.5 to 12.5 MBoe/d, representing an anticipated 21 to 32 percent year-over-year growth

•	Expected drilling and completion (D&C) capital expenditures for 2018 of $135 to $155 million

“We are tremendously pleased with the company’s performance in 2017, including the continued progression of our transition to a pure-play STACK operator,” said Chief Executive Officer Earl Reynolds. “During the fourth quarter of 2017 we accomplished several strategic objectives, including the sale of our EOR assets and a drilling joint venture with Bayou City Energy, which will help to accelerate value creation of our STACK Play, as well as a bolt-on acquisition in the heart of the play in Kingfisher County. Completing these transformational objectives allows us to focus our capital resources exclusively on the development of our approximately 117,000 net acre position in Oklahoma’s highly economic STACK Play, particularly on our core assets in Kingfisher, Canadian and Garfield counties.”

2017 Year-End Proved Reserves

Chaparral’s year-end 2017 proved reserves, which are prepared by third-party reserve consultant Cawley, Gillespie and Associates, were 76.3 MMBoe, of which 67 percent were classified as proved developed reserves, 39 percent oil and 24 percent natural gas liquids (NGLs). Pro forma for the company’s 2017 divestitures, including the fourth quarter sale of its EOR assets, this represents an increase in proved reserves of 36 percent.

Proved reserves for Chaparral’s STACK assets increased by 58 percent on a year-over-year basis, from 31.2 MMBoe to 49.4 MMBoe. In the STACK, Chaparral replaced 604 percent of estimated 2017 STACK production.

Operational Update

Chaparral operated two drilling rigs during the fourth quarter of 2017, one of which was dedicated to its joint venture operations. The company added a third rig during the first quarter of 2018 that will be drilling Chaparral and joint venture wells throughout the year.

Total company production for the quarter was approximately 21 MBoe/d, comprised of 48 percent oil and 20 percent NGLs. Excluding production from assets sold in the fourth quarter, pro forma total company production was approximately 18 MBoe/d, of which 39 percent was oil and 23 percent was NGLs. STACK production during the fourth quarter was approximately 10.4 MBoe/d, which represents a 39 percent increase when compared to the fourth quarter of 2016, and slightly higher than the third quarter of 2017. The number of net wells brought online in the fourth quarter was lower than the third quarter as one rig was dedicated to drilling joint venture wells.

Production for the full year was approximately 23 MBoe/d, of which 54 percent was oil and 17 percent was NGLs.

Recent STACK Well Results

From mid-September of 2017 through early first quarter 2018, initial production rates from Chaparral’s operated and non-operated D&C program exceeded type curve expectations. The following table provides a representative snapshot of STACK well results in the Meramec and Osage formations in Kingfisher, Canadian and Garfield counties.

Type Curve	County	Well Name	Operator	%WI(1)	Lateral Length (feet)	IP-30 Gross 3-Phase (Boe/d)	% Liq	Type Curve IP-30 Gross 3-Phase (Boe/d)
Meramec	Kingfisher	SLIMER 1707 #1UMH-23	CHPE	100%	4,839	641	87%
	Canadian	SHASTA 1106 #1UMH-28 (2)	CHPE	14%	4,869	1,367	71%
	Canadian	BEECHAM-HUNT 1307 #1UMH-13 (2)	CHPE	10%	4,394	927	72%
	Kingfisher	HIGH VALLEY 1807 #1UMH-36	CHPE	49%	4,588	652	77%
	Canadian	KILIMANJARO 1106 #1UMH-2	CHPE	27%	4,392	1,044	82%
Meramec Average				40%	4,616	926	78%	752
Kingfisher Osage	Kingfisher	STAY PUFT 1707 #1LMH-23	CHPE	73%	4,571	857	86%
	Kingfisher	LANKARD 1706 8-34MH	Non-op	39%	4,643	899	83%
	Kingfisher	DR J 1808 7-1UOH	Non-op	21%	4,593	819	80%
	Kingfisher	BARR 1807 35 1LOH	Non-op	31%	4,720	899	80%
KF Osage Average	Kingfisher			41%	4,632	869	82%	650
Garfield Osage	Garfield	FUKSA 2007 #1LMH-14 (3)	CHPE	75%	4,087	710	83%
	Garfield	PATRICIA 5-21N-5W 2MH	Non-op	27%	3,634	731	70%
	Garfield	PATRICIA 5-21N-5W 1MH	Non-op	24%	4,534	634	75%
GF Osage Average	Garfield			42%	4,085	692	76%	567
TOTAL AVERAGE				41%	4,489	848	79%	657

(1)	Table includes non-operated wells with greater than 20 percent working interest.
(2)	Wells in Chaparral’s joint venture, in which Chaparral retains 15 percent of the joint venture’s working interest.
(3)	The Fuksa 2007 #1LMH-14 Garfield Osage well reported first production on January 30, 2018. The initial production rate shown is based on 20 days of production.

“We continue to be very pleased with the performance of our STACK wells,” said Reynolds. “Chaparral has an outstanding acreage position in the core of this highly sought after play and the performance demonstrated by our recent wells is a testament to the quality and depth of our inventory.”

2018 Capital Budget and Operational Guidance

Chaparral anticipates 2018 production will be between 17 and 18 MBoe/d, net of planned non-core asset sales of approximately 800 Boe/d.

The company has set a 2018 capital budget of $250 to $275 million, of which $135 to $155 million is dedicated to D&C activities and $55 million is associated with its previously announced 7,000-acre Kingfisher County acquisition.

Highlights of Chaparral’s 2018 guidance include:

•	Total production of 17 to 18 MBoe/d

•	STACK production growth to 11.5 to 12.5 MBoe/d, which represents an anticipated 21 to 32 percent year-over-year growth

•	First quarter 2018 STACK production guidance of 10.5 to 11.5 MBoe/d, which reflects modest growth due to the recent focus of Chaparral’s operated rigs on joint venture wells

•	Higher growth rate is expected during the remainder of 2018

•	D&C capital expenditures of approximately $135 to $155 million, which is exclusively allocated to operated and non-operated STACK development

•	Anticipated proceeds from planned divestitures of $50 to $60 million associated with non-core assets in the Oklahoma/Texas Panhandle and non-core STACK acreage

•	LOE/Boe costs of $7.60 to $8.20

•	Cash general and administrative cost per barrel (G&A/Boe) of $4.50 to $5.00

Production Guidance

	4Q17E(1)	1Q18E(2)	2018E(3)
Total Company Average Daily Production (MBoe/d)	18	17.5 - 18.5	17 - 18
STACK Average Daily Production (MBoe/d)	10.4	10.5 - 11. 5	11.5 - 12.5

(1)	4Q17E is a pro forma production estimate, excluding properties sold in 2017.
(2)	1Q18 STACK production guidance reflects modest growth due to the recent focus of Chaparral’s operated rigs on drilling joint venture wells.
(3)	2018E production reflects planned non-core asset sales of approximately 800 Boe/d on average for 2018 and also includes only Chaparral’s 15 percent interest in drilling joint venture wells.

Financial Guidance (in millions unless otherwise noted)

2018E
STACK D&C Capital(1)	$135 - $155
Acquisition Capital(2)	$85 - $90
Other Capital(3)	$30
Total Capital Expenditures	$250 - $275
LOE ($/Boe)	$7.60 - $8.20
Cash G&A Expense ($/Boe)	$4.50 - $5.00
Anticipated Proceeds from Asset Sales	$50 - 60

(1)	Includes approximately $40 million of non-operated STACK D&C capital
(2)	Incudes approximately $55 million for the 7,000 contiguous acre Kingfisher County acquisition announced in the fourth quarter of 2017, as well as seismic, poolings and other lease acquisitions/renewals
(3)	Includes workovers, capitalized interest, capitalized G&A and property, and plant & equipment

Chaparral plans to allocate its entire $135 to $155 million D&C budget to its STACK Play, of which $100 to $110 million will be focused on operated activity, with the balance of the budget dedicated to non-operated activity. The company plans to operate three drilling rigs in the play, with one rig dedicated solely to its joint venture. In total, the company plans to drill 61 gross wells during the year, which includes 35 gross operated wells (23 net wells) and 26 joint venture wells (2.2 net wells).

Chaparral’s operated drilling program will be focused in Garfield (15 gross wells or 11.3 net wells) and Canadian (12 gross wells or 6.8 net wells) counties. The company also plans to drill wells in Kingfisher County (eight gross wells or 5.2 net wells), of which a minimum of five wells are planned to be drilled on Chaparral’s recently acquired acreage.

Chaparral’s 30-well drilling joint venture program, funded by Bayou City Energy, provides a means to accelerate the company’s development of its promising Garfield and Canadian County acreage. Joint venture drilling began in late 2017, with four gross wells (0.4 net wells) drilled in Canadian County. The company will complete the current 30-well program in 2018, with D&C activity focused in the Osage and Meramec formations in Canadian (13 gross wells or 0.9 net wells) and Garfield (13 gross wells or 1.3 net wells) counties, where to date it has seen extremely positive well results.

The company expects to grow its STACK production to 11.5 to 12.5 MBoe/d in 2018, which represents a 21 to 32 percent year-over-year increase. Overall, total company production is expected to be between 17 and 18 MBoe/d. The year-over-year decrease in total company production is primarily due to the sale of the company’s EOR assets in late 2017, which accounted for approximately 5,700 Boe/d, and additional non-core asset sales in 2018, as well as natural decline associated with its remaining non-STACK, legacy assets.

The company’s LOE/Boe for 2018 is expected to be between $7.60 and $8.20, down approximately 28 percent compared to 2017 estimated results. Total G&A/Boe expense is anticipated to be between $4.50 and $5.00.

“Our 2018 program will be driven by our commitment to delivering strong, repeatable results as we further develop our outstanding STACK position,” said Reynolds. “The company’s focused STACK capital budget for 2018 is designed to continue to demonstrate the value of our extensive acreage position in Canadian and Garfield counties, while growing production and EBITDA, and continuing to generate outstanding value for our shareholders. As always, we will remain laser-focused on maintaining our low-cost structure within this highly active play and maintaining our strong balance sheet.”

The company will provide additional guidance details, as well as 2017 full year results during its year-end conference call in late March. The company’s most recent news, information and presentations can be viewed at chaparralenergy.com.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Initial production (IP) rates are discreet data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may decline over time and change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates or economic rates of return from such wells and should not be relied upon for such purpose. The ability of the company or the relevant operator to maintain expected levels of production from a well is subject to numerous risks and uncertainties, including those referenced and discussed above. In addition, methodology the company and other industry participants utilize to calculate peak IP rates may not be consistent and, as a result, the values reported may not be directly and meaningfully comparable. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements.

About Chaparral

Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 117,000 net acres and more than 3,700 potential drilling locations primarily in Kingfisher, Canadian and Garfield counties. The company has potential total production reserves of more than 1 billion barrels of oil equivalent and approximately 315,000 net surface acres in the Mid-Continent region. For more information, please visit chaparralenergy.com.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Communications Manager
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com